                                   Exhibit 99



                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                       Consolidated Financial Statements
                     for the period ended December 31, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       _________________________________



To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

    We have audited the accompanying consolidated balance sheets of Philip Morris Companies Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 13 to the consolidated financial statements, the Company adopted in 1993 the method of accounting for postemployment benefits prescribed by Statement of Financial Accounting Standards No. 112.



                              /s/ Coopers & Lybrand L.L.P.



New York, New York
January 29, 1996

                          PHILIP MORRIS COMPANIES INC.
                                and Subsidiaries
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                (in millions of dollars, except per share data)
                                   __________

ASSETS
                                               1995     1994
                                              -------  -------
CONSUMER PRODUCTS
   Cash and cash equivalents                  $ 1,138  $   184
   Receivables, net                             4,508    4,382
   Inventories:
      Leaf tobacco                              3,332    3,029
      Other raw materials                       1,721    1,943
      Finished product                          2,809    3,015
                                              -------  -------
                                                7,862    7,987

   Other current assets                         1,371    1,355
                                              -------  -------
      Total current assets                     14,879   13,908


   Property, plant and equipment, at cost:
      Land and land improvements                  726      743
      Buildings and building equipment          4,976    4,834
      Machinery and equipment                  11,542   11,248
      Construction in progress                  1,357    1,429
                                              -------  -------
                                               18,601   18,254
      Less accumulated depreciation             7,485    7,083
                                              -------  -------
                                               11,116   11,171

   Goodwill and other intangible assets
      (less accumulated amortization of
      $3,873 and $3,342)                       19,319   19,744



   Other assets                                 2,866    2,633
                                              -------  -------
      TOTAL CONSUMER PRODUCTS ASSETS           48,180   47,456

FINANCIAL SERVICES AND REAL ESTATE
   Finance assets, net                          4,991    4,519
   Real estate held for development and sale      339      401
   Other assets                                   301      273
                                              -------  -------


      TOTAL FINANCIAL SERVICES AND
         REAL ESTATE ASSETS                     5,631    5,193
                                              -------  -------

      TOTAL ASSETS                            $53,811  $52,649
                                              =======  =======


                                               1995     1994
                                              -------  -------
LIABILITIES
CONSUMER PRODUCTS
     Short-term borrowings                    $   122  $   181
     Current portion of long-term debt          1,926      712
     Accounts payable                           3,364    3,789
     Accrued liabilities:
        Marketing                               2,114    2,086
        Taxes, except income taxes              1,075      948
        Employment costs                          995      926
        Other                                   2,706    2,290
   Income taxes                                 1,137    1,325
   Dividends payable                              834      708
                                              -------  -------
      Total current liabilities                14,273   12,965

   Long-term debt                              12,324   14,085
   Deferred income taxes                          356      385
   Accrued postretirement health care costs     2,273    2,164
   Other liabilities                            5,643    5,609
                                              -------  -------
      TOTAL CONSUMER PRODUCTS LIABILITIES      34,869   35,208

FINANCIAL SERVICES AND REAL ESTATE
   Short-term borrowings                          671      604
   Long-term debt                                 783      890
   Deferred income taxes                        3,382    3,010
   Other liabilities                              121      151
                                              -------  -------
      TOTAL FINANCIAL SERVICES AND
         REAL ESTATE LIABILITIES                4,957    4,655
                                              -------  -------
   Total liabilities                           39,826   39,863

Contingencies (Note 15)

STOCKHOLDERS' EQUITY
   Common stock, par value $1.00 per share
      (935,320,439 shares issued)                 935      935
   Earnings reinvested in the business         19,779   17,489
   Currency translation adjustments               467      (47)
                                              -------  -------
                                               21,181   18,377
   Less cost of repurchased stock
      (104,150,433 and 82,461,374 shares)       7,196    5,591
                                              -------  -------
         Total stockholders' equity            13,985   12,786
                                              -------  -------
   TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                    $53,811  $52,649
                                              =======  =======




                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                (in millions of dollars, except per share data)
                                  ___________


                                                  1995     1994      1993
                                                --------  -------  --------

Operating revenues                              $66,071   $65,125  $60,901

Cost of sales                                    26,685    28,351   26,771

Excise taxes on products                         12,932    11,349   10,280
                                                -------   -------  -------
   Gross profit                                  26,454    25,425   23,850

Marketing, administration and research costs     15,337    15,372   15,694

Amortization of goodwill                            591       604      569
                                                -------   -------  -------
   Operating income                              10,526     9,449    7,587

Interest and other debt expense, net              1,179     1,233    1,391
                                                -------   -------  -------
   Earnings before income taxes and
     cumulative effect of accounting changes      9,347     8,216    6,196

Provision for income taxes                        3,869     3,491    2,628
                                                -------   -------  -------
   Earnings before cumulative effect
     of accounting changes                        5,478     4,725    3,568

Cumulative effect of changes in method
   of accounting                                    (28)              (477)
                                                -------   -------  -------
   Net earnings                                 $ 5,450   $ 4,725  $ 3,091
                                                =======   =======  =======

Per share data:

   Earnings before cumulative effect of
     accounting changes                         $  6.51   $  5.45  $  4.06

   Cumulative effect of changes in
     method of accounting                          (.03)              (.54)
                                                -------   -------  -------
   Net earnings                                 $  6.48   $  5.45  $  3.52
                                                =======   =======  =======




                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                (in millions of dollars, except per share data)
                                   __________


                                                                  Earnings       Currency      Cost of         Total
                                                       Common   Reinvested in  Translation   Repurchased   Stockholders'
                                                       Stock    the Business   Adjustments      Stock          Equity
                                                       ------  --------------  -----------   -----------   -------------

          Balances, January 1, 1993                      $935        $14,867         $ (34)      $(3,205)        $12,563

          Net earnings                                                 3,091                                       3,091
          Exercise of stock options and issuance
             of other stock awards                                       (51)                        108              57
          Cash dividends declared
             ($2.60 per share)                                        (2,280)                                     (2,280)
          Currency translation adjustments                                            (677)                         (677)
          Stock repurchased                                                                       (1,218)         (1,218)
          Net unrealized appreciation on securities                       91                                          91
                                                        -----       --------        ------       -------        --------
                Balances, December 31, 1993               935         15,718          (711)       (4,315)         11,627

          Net earnings                                                 4,725                                       4,725
          Exercise of stock options and issuance
             of other stock awards                                      (217)                        324             107
          Cash dividends declared
             ($3.03 per share)                                        (2,623)                                     (2,623)
          Currency translation adjustments                                             664                           664
          Stock repurchased                                                                       (1,600)         (1,600)
          Net unrealized depreciation on securities                     (114)                                       (114)
                                                        -----       --------        ------       -------        --------
                Balances, December 31, 1994               935         17,489           (47)       (5,591)         12,786

          Net earnings                                                 5,450                                       5,450
          Exercise of stock options and issuance
             of other stock awards                                       (77)                        470             393
          Cash dividends declared
             ($3.65 per share)                                        (3,065)                                     (3,065)
          Redemption of stock rights                                      (9)                                         (9)
          Currency translation adjustments                                             514                           514
          Stock repurchased                                                                       (2,075)         (2,075)
          Net unrealized depreciation on securities                       (9)                                         (9)
                                                        -----       --------        ------       -------        --------
                Balances, December 31, 1995              $935        $19,779         $ 467       $(7,196)        $13,985
                                                        =====       ========        ======       =======        ========




                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)
                                   __________


                                                                               1995             1994             1993
                                                                             -------          --------         --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES


  Net earnings - CONSUMER PRODUCTS                                             $ 5,345          $ 4,591          $ 2,960
               - FINANCIAL SERVICES AND REAL ESTATE                                105              134              131
                                                                               -------          -------          -------
     Net earnings                                                                5,450            4,725            3,091

  Adjustments to reconcile net earnings to operating cash flows:

  CONSUMER PRODUCTS
     Depreciation and amortization                                               1,671            1,722            1,619
     Deferred income tax provision (benefit)                                        15              237             (430)
     (Gains) losses on sales of businesses                                        (275)              19              (46)
     Cumulative effect of accounting changes                                        46                               774
     Restructuring charge                                                                                            741
     Cash effects of changes, net of the effects
       from acquired and divested companies:
         Receivables, net                                                         (466)            (239)             105
         Inventories                                                                (5)            (387)             396
         Accounts payable                                                         (260)             582              700
         Income taxes                                                              504              202              158
         Other working capital items                                              (482)            (288)            (736)
     Other                                                                         354              180              203

  FINANCIAL SERVICES AND REAL ESTATE
     Deferred income tax provision                                                 299              376              461
     Decrease (increase) in real estate receivables                                 35              (30)              34
     Decrease (increase) in real estate held for development and sale               61               86               (2)
     Other                                                                         (22)             (82)             (64)
                                                                               -------          -------          -------
       Operating cash flow before income taxes on sales of
         businesses and interest payment on zero coupon bonds                    6,925            7,103            7,004


     Income taxes on sales of businesses                                          (238)              (8)             (37)

     Interest payment on zero coupon bonds - financial
       services and real estate                                                                    (156)
                                                                               -------          -------          -------
       Net cash provided by operating activities                                 6,687            6,939            6,967
                                                                               -------          -------          -------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
  CONSUMER PRODUCTS
    Capital expenditures                                                        (1,621)          (1,726)          (1,592)
    Purchase of businesses, net of acquired cash                                  (217)            (146)          (3,161)
    Proceeds from sales of businesses                                            2,202              300              553
    Other                                                                           17               28               49

  FINANCIAL SERVICES AND REAL ESTATE
    Investments in finance assets                                                 (613)            (582)            (597)
    Proceeds from finance assets                                                   123              889              527
                                                                               -------          -------          -------
      Net cash used in investing activities                                       (109)          (1,237)          (4,221)
                                                                               -------          -------          -------
      Net cash provided by operating and investing activities                  $ 6,578          $ 5,702          $ 2,746
                                                                               -------          -------          -------

                See notes to consolidated financial statements.

                                   Continued
                        for the years ended December 31,
                            (in millions of dollars)
                                   __________

                                                                             1995             1994             1993
                                                                           -------          -------          -------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

     CONSUMER PRODUCTS
        Net (repayment) issuance of short-term borrowings                 $   (21)         $   172          $ 1,220
        Long-term debt proceeds                                               564               97            1,027
        Long-term debt repaid                                              (1,302)          (1,817)          (2,154)

     FINANCIAL SERVICES AND REAL ESTATE
        Net issuance (repayment) of short-term borrowings                      67             (325)             171
        Long-term debt proceeds                                                                185
        Long-term debt repaid                                                (139)             (44)            (290)


     Repurchase of outstanding stock                                       (2,111)          (1,532)          (1,218)
     Dividends paid                                                        (2,939)          (2,487)          (2,291)
     Stock rights redemption                                                   (9)
     Issuance of shares                                                       291               54               39
     Other                                                                    (28)             (20)             (34)
                                                                          -------          -------          -------
           Net cash used in financing activities                           (5,627)          (5,717)          (3,530)
                                                                          -------          -------          -------

  Effect of exchange rate changes on cash and cash equivalents                  3               17              (55)
                                                                          -------          -------          -------
  Cash and cash equivalents:

     Increase (decrease)                                                      954                2             (839)

     Balance at beginning of year                                             184              182            1,021
                                                                          -------          -------          -------
     Balance at end of year                                               $ 1,138          $   184          $   182
                                                                          =======          =======          =======

  Cash paid:  Interest - Consumer products                                $ 1,293          $ 1,340          $ 1,391
                                                                          =======          =======          =======
                       - Financial services and real estate               $    89          $   229          $    81
                                                                          =======          =======          =======
              Income taxes                                                $ 3,067          $ 2,449          $ 2,092
                                                                          =======          =======          =======




                See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


Note 1.  Summary of Significant Accounting Policies:
____________________________________________________

  Basis of presentation:
     The consolidated financial statements include all significant subsidiaries.
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Balance sheet accounts are segregated by two broad types of business.
       Consumer products assets and liabilities are classified as either current or non-current, whereas financial services and real estate assets and liabilities are unclassified, in accordance with respective industry practices.

  Cash and cash equivalents:
     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

  Inventories:
     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is determined by the average cost or first-in, first-out methods. It is a generally recognized industry practice to classify the total amount of leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

  Advertising costs:
     Advertising costs are expensed generally as incurred.

  Depreciation, amortization and goodwill valuation:
     Depreciation is recorded by the straight-line method. Substantially all goodwill and other intangible assets are amortized by the straight-line method, principally over 40 years. The Company periodically evaluates the recoverability of goodwill and measures any impairment by comparison to estimated undiscounted cash flows from future operations.

  Financial instruments:
     Derivative financial instruments are used by the Company to manage its foreign currency and interest rate exposures. Realized and unrealized gains and losses on foreign currency swaps that are effective as hedges of net assets in foreign subsidiaries are offset against the foreign exchange gains or losses as a component of stockholders' equity. The interest differential to be paid or received under the currency and related interest rate swap agreements is recognized over the life of the related debt and is included in interest and other debt expense, net. Unrealized gains and losses on forward contracts that are effective as hedges of assets, liabilities and commitments are deferred and recognized in income as the related transaction is realized.



                                   Continued

                                   __________


  Accounting changes:
     Effective January 1, 1995, the Company adopted Statement of Financial
       Accounting Standards ("SFAS") No. 116, "Accounting for Contributions Received and Contributions Made." This Statement requires the Company to recognize an unconditional promise to make a contribution as an expense in the period the promise is made. The Company had previously expensed contributions when payment was made. The cumulative effect at January 1, 1995 of adopting SFAS No. 116 reduced 1995 net earnings by $7 million ($.01 per share), net of $4 million of income tax benefits. The application of SFAS No. 116 did not materially reduce earnings before cumulative effect of accounting changes.

     The Company's adoption of SFAS No. 106 for non-U.S. postretirement benefits other than pensions, effective January 1, 1995, is discussed in Note 14. The Company's adoption of SFAS No. 112 for postemployment benefits, effective January 1, 1993, is discussed in Note 13.

     SFAS No. 121, "Accounting for the Impairment of Long-Lived
       Assets and for Long-Lived Assets to be Disposed of" will be adopted by the Company on January 1, 1996. The Company estimates that the effect of adoption will not be material.


Note 2.  Divestitures and Acquisitions:
_______________________________________

  During 1995, the Company sold its bakery businesses and its North American margarine, specialty oils, marshmallows, caramels and Kraft Foodservice distribution businesses. In addition, several smaller international food businesses were sold. Operating revenues and operating income of these businesses for the period owned in 1995 were $2.0 billion and $107 million, respectively, and for the year ended December 31, 1994 were $5.9 billion and $267 million, respectively. Net assets of the businesses sold were $1.8 billion. Total proceeds and net pretax gains from the sales of these businesses were $2.1 billion and $275 million, respectively. As part of this divestiture program, the Company offered an early retirement program and is downsizing or closing other food facilities. The cost of these actions offset the gains from businesses sold.

  During 1994, the Company sold The All American Gourmet Company (frozen dinners business) for $170 million. The effect of this disposition, and other smaller acquisitions and dispositions, was not material to the Company's 1994 results of operations.

  During 1993, the Company acquired Freia Marabou a.s, a Scandinavian confectionery company, at a cost of $1.3 billion, a North American ready-to-eat cold cereal business at a cost of $448 million and The Terry's Group, a United Kingdom confectionery company for $295 million. In addition, the Company acquired a 20% equity interest in Molson Breweries in Canada and 100% of Molson Breweries U.S.A., at a cost of $320 million. The Company also increased its investment in tobacco and food operations in Central and Eastern Europe. The effects of these, and other smaller acquisitions, were not material to the Company's 1993 results of operations.



                                   Continued

                                   __________


  During 1993, the Company sold its North American ice cream and frozen vegetables businesses and beer can manufacturing plants. The proceeds from the sales of these businesses aggregated $498 million. The effects of these sales of businesses were not material to the Company's 1993 results of operations.

Note 3.  Restructuring:
_______________________

  In 1993, the Company provided for the costs of restructuring its worldwide operations. The charge related primarily to the downsizing or closure of approximately 40 manufacturing and other facilities. This restructuring charge reduced 1993 earnings before income taxes, net earnings and earnings per share by $741 million, $457 million and $.52, respectively.

Note 4.  Inventories:
_____________________

  The cost of approximately 50% of inventories in 1995 and 48% of inventories in 1994 was determined using the LIFO method. The stated LIFO values of inventories were approximately $750 million and $870 million lower than the current cost of inventories at December 31, 1995 and 1994, respectively.

Note 5.  Short-Term Borrowings and Borrowing Arrangements:
__________________________________________________________

  At December 31, the Company's short-term borrowings and related average interest rates consisted of the following:

                                      1995                     1994
                              ----------------------   ----------------------
                                               (in millions)

                                            Average                  Average
                                 Amount     Year-End      Amount     Year-End
                              Outstanding     Rate     Outstanding     Rate
                              -----------   --------   -----------   --------
   Consumer products:
      Bank loans                $   209       13.1%      $   215       12.0%
      Commercial paper            2,495        5.8%        2,505        5.9%
      Amount reclassified
         as long-term debt       (2,582)                  (2,539)
                                -------                  -------
                                $   122                  $   181
                                =======                  =======

   Financial services and
      real estate:
      Commercial paper          $   671        5.9%      $   604        5.9%
                                =======                  =======

  The fair values of the Company's short-term borrowings at December 31, 1995 and 1994, based upon market rates, approximate the amounts disclosed above.



                                   Continued

                                   __________


  The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $15.4 billion at December 31, 1995. Approximately $15.3 billion of these facilities were unused at December 31, 1995. Certain of these facilities are used to support commercial paper borrowings, are available for acquisitions and other corporate purposes and require the maintenance of a fixed charges coverage ratio.

  The Company's credit facilities include revolving bank credit agreements totaling $12.0 billion. An agreement for $4.0 billion expires in October 1996, and an agreement for $8.0 billion expires in 2000 enabling the Company to refinance short-term debt on a long-term basis. Accordingly, short-term borrowings intended to be refinanced were reclassified as long-term debt.


Note 6.  Long-Term Debt:
________________________

  At December 31, the Company's long-term debt consisted of the following:

                                                   1995      1994
                                                   ----      ----
                                                   (in millions)
  Consumer products:

      Short-term borrowings, reclassified         $ 2,582   $ 2,539

      Notes, 6.15% to 9.75% (average effective
         rate 8.20%), due through 2004              8,598     9,760

      Debentures, 6.0% to 8.5%
         (average effective rate 10.71%),
         $1.3 billion face amount,
         due through 2017                           1,018       995

      Foreign currency obligations:
         Swiss franc, 2.0% to 7.0%
            (average effective rate 6.03%),
            due through 2000                        1,303       942
         Deutsche mark, 2.75% to 6.38%
            (average effective rate 6.12%),
            due through 2000                          392       182
         Other                                        102       118

      Other                                           255       261
                                                  -------   -------
                                                   14,250    14,797

      Less current portion of long-term debt       (1,926)     (712)
                                                  -------   -------
                                                  $12,324   $14,085
                                                  =======   =======





                                   Continued

                                   __________

                                             1995   1994
                                             ----   ----
                                            (in millions)

   Financial services and real estate:

      Eurodollar notes, 6.75% and 6.625%,
         (average effective rate 6.7%)
         due 1997 and 1999                   $ 400  $ 400

      Foreign currency obligations:
         Swiss franc, 4.75%, due 1996            -    123
         ECU notes, 9.25% and 8.50%, due
           1997 and 1998                       383    367

                                             -----  -----
                                             $ 783  $ 890
                                             =====  =====

  Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                           Financial services and
                        Consumer products       real estate
                        -----------------  ----------------------
                                      (in millions)

          1996               $1,926
          1997                1,852                $392
          1998                1,555                 192
          1999                1,789                 199
          2000                  874
          2001-2005           3,283
          2006-2010             169
          Thereafter            487

  The revolving credit facility under which the consumer products short-term debt was reclassified as long-term debt expires in 2000 and any amounts then outstanding mature.

  Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services and real estate long-term debt, including current portion of long-term debt, at December 31, 1995 and 1994 was $15.9 billion and $15.7 billion, respectively.



                                   Continued

                                   __________


Note 7.  Capital Stock:
_______________________

  Shares of authorized common stock are 4 billion; issued, repurchased and outstanding were as follows:


                                                                     Net
                                       Shares        Shares         Shares
                                       Issued      Repurchased   Outstanding
                                     -----------  -------------  ------------

Balances, January 1, 1993            935,320,439   (42,563,254)  892,757,185

Exercise of stock options
   and issuance of other
   stock awards                                      1,612,405     1,612,405
Repurchased                                        (17,278,900)  (17,278,900)
                                    ------------   -----------   -----------
      Balances, December 31, 1993    935,320,439   (58,229,749)  877,090,690

Exercise of stock options
   and issuance of other
   stock awards                                      4,569,731     4,569,731
Repurchased                                        (28,801,356)  (28,801,356)
                                    ------------   -----------   -----------
      Balances, December 31, 1994    935,320,439   (82,461,374)  852,859,065

Exercise of stock options
   and issuance of other
   stock awards                                      6,470,262     6,470,262
Repurchased                                        (28,159,321)  (28,159,321)
                                    ------------   -----------   -----------
      Balances, December 31, 1995    935,320,439  (104,150,433)  831,170,006
                                     ===========  ============   ===========


  At December 31, 1995, 42,021,339 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans and 10,000,000 shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.



                                   Continued

                                   __________


  In 1989, the Company distributed rights for each outstanding share of its common stock. The rights were not exercisable until ten days after public announcement that any person had acquired 10% or more of the Company's common stock or ten business days after any person announced a tender offer for 10% or more of the Company's common stock. In 1995, the Company redeemed the rights for $.01 per right, at a total cost of $9 million.


Note 8.  Stock Plans:
_____________________

  Under the Philip Morris 1992 Incentive Compensation and Stock Option Plan, the
     Company may grant to eligible employees stock options, stock appreciation rights, restricted stock and annual incentive and long-term performance cash awards. Up to 37 million shares of common stock are authorized for grant, of which no more than 9 million shares may be awarded as restricted
     stock.   Stock options are granted at an exercise price of not less than fair value on the date of the grant.

  At December 31, 1995 and 1994, options under the 1992 plan and previous plans were exercisable for 20,700,934 shares and 27,253,547 shares, respectively. Shares available to be granted at December 31, 1995 and 1994 were 12,639,175 and 20,064,190, respectively.

  Options activity was as follows for the years ended December 31,



                                           1995             1994             1993
                                      ---------------  ---------------  --------------

   Balances, beginning of year            27,765,157       30,035,681      23,802,744

      Granted                              7,983,200          511,610       8,433,540
      Exercised                           (6,750,112)      (2,394,089)     (1,821,944)
      Cancelled                             (590,121)        (388,045)       (378,659)
                                      --------------   --------------   -------------
   Balances, end of year                  28,408,124       27,765,157      30,035,681
                                      ==============   ==============   =============

   Range of exercise prices
      at year-end                     $18.44-$100.00   $10.66-$100.00   $8.67-$100.00

   Price range of shares
      exercised during
      the year                         $10.66-$77.81     $8.67-$49.06    $7.26-$63.69

   Weighted average grant
      price per share                         $74.78           $69.73          $49.09




                                   Continued

                                   __________


  The Company may grant shares of restricted stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares. During 1995 and 1994, the Company granted 212,000 shares and 2,636,940 shares, respectively, of restricted stock to eligible U.S. based employees and also issued to eligible non-U.S. employees rights to receive 48,000 and 1,034,320 like shares, respectively. Such shares and rights are subject to forfeiture if certain employment conditions are not met. No shares of restricted stock or rights were granted in 1993. At December 31, 1995, restrictions on the stock, net of forfeitures, lapse as follows: 1996-295,110 shares; 1997-2,912,270 shares; 1998-50,000 shares; 1999-20,000 shares; 2000-225,000 shares and 2001 and thereafter-163,000 shares.

  The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. At December 31, 1995 the unamortized portion of $103 million is reported as a reduction of earnings reinvested in the business.

  In June 1995, the Financial Accounting Standards Board issued SFAS No. 123,
     "Accounting for Stock-Based Compensation". The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method, which generally does not result in compensation cost. The Company currently plans to continue using the intrinsic value based method.


Note 9.  Earnings per Share:
____________________________

  Earnings per common share have been calculated on the weighted average number of shares of common stock outstanding for each year, which was 841,558,296, 867,288,869 and 878,120,884 for 1995, 1994 and 1993, respectively.



                                   Continued

                                   __________


Note 10.  Pretax Earnings and Provision for Income Taxes:
_________________________________________________________

 Pretax earnings and provision for income taxes consisted of the following:


                                             1995    1994    1993
                                            ------  ------  ------
                                                (in millions)

 Pretax earnings:
    United States                           $6,622  $5,781  $4,078
    Outside United States                    2,725   2,435   2,118
                                            ------  ------  ------
           Total pretax earnings            $9,347  $8,216  $6,196
                                            ======  ======  ======

 Provision for income taxes:
    United States federal:
       Current                              $1,946  $1,540  $1,199
       Deferred                                 97     458     278
                                            ------  ------  ------
                                             2,043   1,998   1,477

      State and local                          434     419     311
                                            ------  ------  ------
             Total United States             2,477   2,417   1,788
                                            ------  ------  ------

      Outside United States:
         Current                             1,175     919     830
         Deferred                              217     155      10
                                            ------  ------  ------
             Total outside United States     1,392   1,074     840
                                            ------  ------  ------
             Total provision for
                income taxes                $3,869  $3,491  $2,628
                                            ======  ======  ======

  At December 31, 1995 applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $4.7 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested abroad. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $285 million would have been provided.



                                   Continued

                                   __________


  The effective income tax rate on pretax earnings differed from the U.S.
     federal statutory rate for the following reasons:


                                                  1995   1994   1993
                                                  ----   ----   ----
      Provision computed at U.S. federal
         statutory rate                           35.0%  35.0%  35.0%

      Increase (decrease) resulting from:
         State and local income taxes, net of
           federal tax benefit                     3.0    3.3    3.3
         Rate differences - foreign operations     1.9    1.0    0.6
         Goodwill amortization                     2.1    2.4    3.0
         Other                                    (0.6)   0.8    0.5
                                                  ----   ----   ----
      Provision for income taxes                  41.4%  42.5%  42.4%
                                                  ====   ====   ====

  The tax effects of temporary differences which gave rise to consumer products deferred income tax assets and liabilities consisted of the following:


                                                               December 31,
                                                              1995      1994
                                                            --------  --------
                                                              (in millions)

   Deferred income tax assets:
      Accrued postretirement and postemployment
        benefits                                            $   968   $   925
      Accrued liabilities                                       451       542
      Restructuring, strategic and other reserves               331       315
      Other                                                     814       754
                                                            -------   -------
      Gross deferred income tax assets                        2,564     2,536
      Valuation allowance                                      (125)     (108)
                                                            -------   -------

      Total deferred income tax assets                        2,439     2,428
                                                            -------   -------
   Deferred income tax liabilities:
      Property, plant and equipment                          (1,687)   (1,691)
      Prepaid pension costs                                    (197)     (223)
                                                            -------   -------

      Total deferred income tax liabilities                  (1,884)   (1,914)
                                                            -------   -------

   Net deferred income tax assets                           $   555   $   514
                                                            =======   =======

  Financial services and real estate deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.



                                   Continued

                                   __________

Note 11.  Segment Reporting:
____________________________

  Tobacco, food, beer, and financial services and real estate are the major segments of the Company's operations. The Company's major products are cigarettes, cheese, coffee, chocolate confections, processed meat products, various packaged grocery products and beer. The Company's consolidated operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions by segment, with Europe the most significant. Intersegment transactions are not reported separately since they are not material.

  For purposes of segment reporting, operating profit is operating income exclusive of certain unallocated corporate expenses. See Note 2 regarding divestitures and acquisitions and Note 3 regarding restructuring. The 1993 restructuring resulted in a reduction of tobacco, food and beer operating profit of $245 million, $357 million and $139 million, respectively. Substantially all goodwill amortization is attributable to the food segment.

  Identifiable assets are those assets applicable to the respective industry segments. Reportable segment data were as follows:



                                   Continued

                                   __________

                Data by Segment for the years ended December 31,
                ------------------------------------------------

                                             1995     1994     1993
                                            -------  -------  -------
                                                  (in millions)
   Operating revenues:
      Tobacco                               $32,316  $28,671  $25,973
      Food                                   29,074   31,669   30,372
      Beer                                    4,304    4,297    4,154
      Financial services and real estate        377      488      402
                                            -------  -------  -------
         Total operating revenues           $66,071  $65,125  $60,901
                                            =======  =======  =======
   Operating profit:
      Tobacco                               $ 7,177  $ 6,162  $ 4,910
      Food                                    3,188    3,108    2,608
      Beer                                      444      413      215
      Financial services and real estate        164      208      249
                                            -------  -------  -------
         Total operating profit              10,973    9,891    7,982

      Unallocated corporate expenses            447      442      395
                                            -------  -------  -------
         Operating income                   $10,526  $ 9,449  $ 7,587
                                            =======  =======  =======
   Identifiable assets:
      Tobacco                               $11,196  $ 9,926  $ 9,523
      Food                                   33,447   34,822   33,253
      Beer                                    1,751    1,706    1,706
      Financial services and real estate      5,632    5,193    5,659
                                            -------  -------  -------
                                             52,026   51,647   50,141

      Other assets                            1,785    1,002    1,064
                                            -------  -------  -------
         Total assets                       $53,811  $52,649  $51,205
                                            =======  =======  =======
   Depreciation expense:
      Tobacco                               $   350  $   360  $   342
      Food                                      556      539      538
      Beer                                      101      108      140
      Financial services and real estate          1        2

   Capital expenditures:
      Tobacco                               $   525  $   529  $   527
      Food                                      948    1,072      944
      Beer                                      115      121       92




                                   Continued

                                   __________

           Data by Geographic Region for the years ended December 31,
           ----------------------------------------------------------

                                         1995     1994     1993
                                        -------  -------  -------
                                              (in millions)
   Operating revenues:
      United States - domestic          $32,479  $35,936  $34,282
                    - export              5,920    4,942    4,105
      Europe                             23,076   19,888   18,304
      Other                               4,596    4,359    4,210
                                        -------  -------  -------
         Total operating revenues       $66,071  $65,125  $60,901
                                        =======  =======  =======

   Operating profit:
      United States                     $ 8,031  $ 7,306  $ 5,695
      Europe                              2,366    1,914    1,689
      Other                                 576      671      598
                                        -------  -------  -------
         Total operating profit          10,973    9,891    7,982

      Unallocated corporate expenses        447      442      395
                                        -------  -------  -------
         Operating income               $10,526  $ 9,449  $ 7,587
                                        =======  =======  =======

   Identifiable assets:
      United States                     $32,521  $33,622  $34,522
      Europe                             15,981   14,845   12,766
      Other                               3,524    3,180    2,853
                                        -------  -------  -------
                                         52,026   51,647   50,141

      Other assets                        1,785    1,002    1,064
                                        -------  -------  -------
         Total assets                   $53,811  $52,649  $51,205
                                        =======  =======  =======




                                   Continued

                                   __________

Note 12.  Pension Plans:
________________________

  The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. The plans provide retirement benefits for salaried employees based generally on years of service and compensation during the last years of employment. Retirement benefits for hourly employees generally are a flat dollar amount for each year of service. The Company funds these plans in amounts consistent with the funding requirements of federal laws and regulations.

  Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. The plans provide pension benefits that are based primarily on years of service and employees' salaries near retirement. The Company provides for obligations under such plans by depositing funds with trustees or purchasing insurance policies. The Company records liabilities for unfunded foreign plans.

  U.S. Plans
  __________

  Net pension cost (income) consisted of the following:

                                                    1995     1994    1993
                                                  --------  ------  ------
                                                       (in millions)

Service cost - benefits earned during the year    $   110   $ 130   $ 151
Interest cost on projected benefit obligation         367     342     362
(Return) loss on assets - actual                   (1,344)     94    (796)
                        - deferred gain (loss)        848    (605)    314
Amortization of net gain upon
 adoption of SFAS No. 87                              (26)    (28)    (28)
Other cost (income)                                    75      49     (47)
                                                  -------   -----   -----
  Net pension cost (income)                       $    30   $ (18)  $ (44)
                                                  =======   =====   =====

  During 1995, 1994 and 1993, the Company sold businesses and instituted early retirement and workforce reduction programs resulting in other pension expense of $103 million and curtailment gains of $28 million in 1995, additional pension expense of $49 million in 1994 and curtailment gains of $47 million in 1993.



                                   Continued

                                   __________

The funded status of U.S. plans at December 31 was as follows:

                                                1995     1994
                                               -------  -------
                                                (in millions)

Actuarial present value of accumulated
 benefit obligation - vested                   $4,116   $3,491
                    - nonvested                   354      270
                                               ------   ------
                                                4,470    3,761

Benefits attributable to projected salaries       786      549
                                               ------   ------
Projected benefit obligation                    5,256    4,310

Plan assets at fair value                       6,649    5,735
                                               ------   ------

Excess of assets over projected
  benefit obligation                            1,393    1,425
Unamortized net gain upon
  adoption of SFAS No. 87                        (140)    (169)
Unrecognized prior service cost                   131      140
Unrecognized net gain from
  experience differences                         (807)    (802)
                                               ------   ------
Prepaid pension cost                           $  577   $  594
                                               ======   ======

  The projected benefit obligation at December 31, 1995, 1994 and 1993 was determined using an assumed discount rate of 7.25%, 8.5% and 7.5%, respectively, and assumed compensation increases of 4.5%, 5.0% and 4.0% at December 31, 1995, 1994 and 1993, respectively. The assumed long-term rate of return on plan assets was 9% at December 31, 1995, 1994 and 1993. Plan assets consist principally of common stock and fixed income securities.

  The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, nonunion and union employees. Contributions and costs are determined generally as a percentage of pretax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $201 million, $191 million and $214 million in 1995, 1994 and 1993, respectively.



                                   Continued

                                   __________

Non-U.S. Plans
______________
Net pension cost consisted of the following:

                                                       1995         1994       1993
                                                      -------    --------    --------
                                                               (in millions)

Service cost - benefits earned during the year        $   80        $  72      $  63
Interest cost on projected benefit obligation            160          136        138
(Return) loss on assets - actual                        (195)           4       (153)
                        - deferred gain (loss)            74         (113)        55
Amortization of net loss (gain) upon adoption
  of SFAS No. 87                                           1           (1)        (1)
                                                      ------        -----     ------
   Net pension cost                                   $  120        $  98      $ 102
                                                      ======        =====     ======

The funded status of the non-U.S. plans at December 31 was as follows:

                                      Assets Exceed        Accumulated Benefits
                                  Accumulated Benefits         Exceed Assets
                                  --------------------     --------------------
                                    1995        1994         1995         1994
                                   ------      ------       ------       ------
                                                    (in millions)
Actuarial present value of
  accumulated benefit
  obligation - vested              $1,257      $1,046       $ 703        $ 606
             - nonvested               46          76          69           63
                                   ------      ------       -----       ------
                                    1,303       1,122         772          669
Benefits attributable to
  projected salaries                  324         316         125          115
                                   ------      ------       -----       ------

Projected benefit obligation        1,627       1,438         897          784

Plan assets at fair value           1,780       1,532          59           51
                                   ------      ------       -----       ------

Plan assets in excess of (less
  than) projected benefit
  obligation                          153          94        (838)        (733)
Unamortized net loss (gain)
  upon adoption of SFAS No. 87         11         (13)         14            6
Unrecognized net gain from
  experience differences              (42)                    (34)         (12)
                                   ------      ------       -----       ------
Prepaid (accrued) pension cost     $  122      $   81       $(858)      $ (739)
                                   ======      ======       =====       ======



                                   Continued

                                   __________

  The assumptions used in 1995, 1994 and 1993 were as follows:


                                      1995           1994           1993
                                    --------      ---------       --------

      Discount rates              4.5% to 10.0%  5.0% to 13.0%  5.0% to 12.0%
      Compensation increases      3.5% to  9.0%  3.5% to 11.0%  3.5% to 11.0%
      Long-term rates of
         return on plan assets    4.5% to 11.0%  5.5% to 12.0%  5.0% to 12.0%

  Plan assets consist primarily of common stock and fixed income securities.

Note 13.  Postemployment Benefits:
___________________________________

  Effective January 1, 1993, the Company adopted SFAS No. 112, "Employers'
     Accounting for Postemployment Benefits." This Statement requires the Company to accrue the costs of postemployment benefits, other than pensions and postretirement health care benefits, over the working lives of employees. The Company previously had expensed the cost of these benefits, which are principally severance and disability, when the related event occurred.

  The cumulative effect at January 1, 1993 of adopting SFAS No. 112, which was calculated on an undiscounted basis, reduced 1993 net earnings by $477 million ($.54 per share), net of $297 million of income tax benefits. Adoption of SFAS No. 112 did not materially reduce 1993 earnings before cumulative effect of accounting changes.

Note 14.  Postretirement Benefits Other Than Pensions:
______________________________________________________

  Since January 1, 1991, the Company has accrued the estimated cost of retiree benefit payments, other than pensions, during employees' active service periods as prescribed by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its U.S. retiree benefit plans.

  Effective January 1, 1995, the Company adopted SFAS No. 106 for its Canadian retiree benefit plans. Consistent with the transition methodology for U.S. plans adopted in 1991, the Company recognized this change in accounting on the immediate recognition basis. The cumulative effects as of January 1, 1995 of adopting SFAS No. 106 for the Canadian plans were an increase in other assets of $14 million, an increase in accrued postretirement health care costs of $35 million and a decrease in 1995 net earnings of $21 million ($.02 per share). However, application of SFAS No. 106 for Canadian employees during the year ended December 31, 1995 did not materially reduce earnings before cumulative effect of accounting changes. Prior to January 1, 1995, the cost of postretirement health care benefits for Canadian employees was expensed as incurred and was not significant for the years ended December 31, 1994 and 1993.

  Health care benefits for retirees outside the United States and Canada are generally covered through local government plans. The Company and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees, their covered dependents and beneficiaries. Generally, employees who have attained age 55 and who have rendered at least 5 to 10 years of service are eligible for these benefits. Certain health care plans are contributory; other benefit plans are noncontributory.

                                   Continued

                                   __________

  Net postretirement health care costs consisted of the following:

                                                           1995    1994    1993
                                                          ------  ------  ------
                                                              (in millions)

      Service cost - benefits earned during the period    $  46   $  57   $  59
      Interest cost on accumulated postretirement
         benefit obligation                                 179     165     159
      Amortization of unrecognized net (gain) loss
         from experience differences                         (2)      6
      Amortization of unrecognized prior service cost       (13)    (15)    (16)
      Other (income) cost                                   (13)     32     (59)
                                                          -----   -----   -----
         Net postretirement health care costs             $ 197   $ 245   $ 143
                                                          =====   =====   =====

  During 1995, 1994 and 1993, the Company sold businesses and instituted early retirement and workforce reduction programs resulting in other pension expense of $21 million and curtailment gains of $34 million in 1995, additional expense of $32 million in 1994 and net curtailment and settlement gains of $59 million in 1993.

  The Company's postretirement health care plans currently are not funded. The status of the plans at December 31 was as follows:

                                                        1995    1994
                                                      -------  ------
                                                       (in millions)

      Actuarial present value of accumulated
         postretirement benefit obligation:

         Retirees                                     $1,353   $1,165
         Fully eligible active plan participants         253      133
         Other active plan participants                  927      804
                                                      ------   ------
                                                       2,533    2,102

      Unrecognized net (loss) gain from experience
         differences                                    (303)      14
      Unrecognized prior service cost                    140      186
                                                      ------   ------
      Accrued postretirement health care costs        $2,370   $2,302
                                                      ======   ======

  The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 9.5% in 1994, 9.0% in 1995 and 8.5% in 1996, gradually declining to 5.0% by the year 2003 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 15.0% in 1995 and 14.0% in 1996, gradually declining to 5.0% by the year 2005 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 and net postretirement health care cost for the year then ended by approximately 11% and 17%, respectively.



                                   Continued

                                   __________



  The accumulated postretirement benefit obligations for  U.S. plans at December
     31, 1995, 1994 and 1993 were determined using assumed discount rates of 7.25%, 8.5% and 7.5%, respectively. The accumulated postretirement benefit obligation at December 31, 1995 for Canadian plans was determined using an assumed discount rate of 9.75%.


Note 15.  Contingencies:
________________________

  Legal proceedings covering a wide range of matters are pending in various U.S.
     and foreign jurisdictions against the Company and its subsidiaries, including Philip Morris Incorporated ("PM Inc.").

  In certain of the proceedings pending against PM Inc. and, in some cases, the Company and/or certain of its other subsidiaries, plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to environmental tobacco smoke ("ETS") and seek compensatory and, in some cases, punitive damages. As of December 31, 1995, there were 125 such smoking and health cases pending in the United States. Of these cases, 88 were filed in the state of Florida and served between April 28, 1995 and December 31, 1995. One-hundred nine of the smoking and health cases involve allegations of various injuries allegedly related to cigarette smoking, four of which purport to be class actions. Eleven of the smoking and health cases, including one which purports to be a class action, involve allegations of various personal injuries allegedly related to exposure to environmental tobacco smoke. Five of these cases involve states that have commenced actions seeking reimbursement for Medicaid and other expenditures claimed to have been made to treat diseases allegedly caused by cigarette smoking. In addition, a purported class action involving allegations of various personal injuries allegedly related to cigarette smoking is pending in Canada against, among others, an entity in which the Company has a 40% indirect ownership interest, and another such action is pending in Brazil against a subsidiary of the Company, among others. In addition, other tobacco related litigation includes five lawsuits arising from the recall of certain of PM Inc.'s products, one of which purports to be a class action. In addition, there is one lawsuit pending, which purports to be a class action, involving allegations of defective filtered products. There are also three lawsuits pending in which plaintiffs have alleged that PM Inc. failed to manufacture a fire-safe cigarette, including one which purports to be a class action.



                                   Continued

                                   __________


  The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability, and violations of deceptive trade practices laws and antitrust statutes. Plaintiffs also seek punitive damages in many of these cases. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statutes of limitations or repose, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and preemption by the Federal Cigarette Labeling and Advertising Act, as amended (the "Act"). In June 1992, the United States Supreme Court held that the Act, as enacted in 1965, does not preempt common law damage claims but that the Act, as amended in 1969, preempts claims arising after 1969 against cigarette manufacturers "based on failure to warn and the neutralization of federally mandated warnings to the extent that those claims rely on omissions or inclusions in advertising or promotions." The Court also held that the 1969 Act does not preempt claims based on express warranty, fraudulent misrepresentation or conspiracy. The Court also held that claims for fraudulent concealment were preempted except "insofar as those claims relied on a duty to disclose...facts through channels of communication other than advertising or promotion." (The Court did not consider whether such common law damage claims were valid under state law.) The Court's decision was announced by a plurality opinion. The effect of the decision on pending and future cases will be the subject of further proceedings in the lower federal and state courts. Additional similar litigation could be encouraged if legislative proposals to eliminate the federal preemption defense, pending in Congress, were enacted. It is not possible to predict whether any such legislation will be enacted.

  A description of pending class action and state Medicaid litigation follows.

            SMOKING AND HEALTH CLASS ACTION AND MEDICAID LITIGATION
            -------------------------------------------------------

  In 1991, a purported class action was filed against the leading United States cigarette manufacturers, in which certain flight attendants, claiming to represent a class of approximately 60,000 individuals, alleged personal injury caused by exposure to ETS aboard aircraft. Broin, et al. v. Philip Morris Incorporated, et al., Circuit of the Eleventh Judicial Circuit in and for Dade County Florida, Case No. 91-49738-CA-20. In December 1994, the trial court certified a class consisting of "all non-smoking flight attendants who are or have been employed by airlines based in the United States and are suffering from diseases and disorders caused by their exposure to second hand cigarette smoke in airline cabins." Defendants appealed the class certification decision and order to the Florida Third District Court of Appeals. On January 3, 1996, the Florida Third District Court of Appeals affirmed the trial court's class certification decision. On January 18, 1996, defendants filed with the Florida Third District Court of Appeals, a motion for rehearing, rehearing en banc or certification of the case to the Florida Supreme Court.



                                   Continued

                                   __________


  In May 1994, an action was filed in a Florida state court against the leading
     United States tobacco manufacturers and others, including the Company, by plaintiffs alleging injury and purporting to represent a class of certain smokers, certain former smokers and their heirs. Engle, et al. v. R.J. Reynolds Tobacco Company, et al., Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida, Case No. 94-08273-CA-20. Subsequently, the Company was voluntarily dismissed from this action, which otherwise continues against the tobacco manufacturers, including PM Inc.
     In October 1994, the trial court granted plaintiffs' motion for class certification. The class, as certified, comprises "all United States citizens and residents and their survivors who have...suffered, presently suffer, or who have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine." Defendants appealed the class certification decision and order to the Florida Third District Court of Appeals. Oral argument on the appeal was held in September 1995 at which time the court took the matter under advisement.

  In May 1994, the State of Florida enacted a statute which purports to abolish affirmative defenses in actions brought by the state seeking reimbursement of Medicaid costs. The statute purports in such actions to adopt a market share liability theory, to permit the introduction of statistical evidence to prove causation, and to allow the state not to identify the individual Medicaid recipients who received the benefits at issue in such action. Two lawsuits are presently pending relating to the statute: (1) In June 1994, PM Inc. and others filed suit in Florida state court challenging the constitutionality of the statute. Associated Industries of Florida, Inc., et al. v. State of Florida Agency for Health Care Administration, et al., Circuit Court of the Second Judicial Circuit in and for Leon County, Florida, Case No. 94-3128. In June 1995, the Court declared certain parts of the statute to be unconstitutional and declared other parts to be constitutional. The Court also declared that the agency charged with enforcing the statute was unconstitutional. In July, the State of Florida appealed the ruling and PM Inc. then cross-appealed. In August 1995, the Florida Supreme Court accepted the appeal. The Florida Supreme Court heard oral arguments on the appeal in November 1995 and took the matter under advisement; (2) In February 1995, the State of Florida filed an action against the tobacco industry under the statute, attempting to recover certain Medicaid costs and seeking certain injunctive relief, the funding of certain programs and the disgorging of profits from the sale of cigarettes in Florida. The State of Florida, et al. v. The American Tobacco Company, et al., Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. CL 95 1466 AO. This action had been stayed by the trial court pending further order of the court. In October 1995, the court partially lifted the stay to allow the entry of a case management order and to permit plaintiffs to file a motion seeking permission to take discovery. In addition to these two lawsuits, during the second quarter of 1995, legislation repealing the statute was passed by the Florida legislature and vetoed by the Governor of Florida after the legislature had adjourned. At its next session, the legislature may consider overriding the veto.



                                   Continued

                                   __________


  In March 1994, an action was filed in the United States District
     Court for the Eastern District of Louisiana against the leading United States cigarette manufacturers and others, including the Company, seeking certification of a purported class action on behalf of all United States residents who allege that they are addicted, or are the legal survivors of persons who were addicted, to tobacco products. Castano, et al. v. The American Tobacco Company Inc., et al., United States District Court, Eastern District of Louisiana, Case No. 94-1044. Plaintiffs allege that the cigarette manufacturers concealed and/or misrepresented information regarding the addictive nature of nicotine and manipulated the levels of nicotine in their tobacco products to make such products addictive. Plaintiffs' motion for class certification was heard in December 1994, and in February 1995, the court conditionally certified the class for certain issues relating to allegations of fraud, breach of warranty, intentional tort, negligence, strict liability, consumer protection and punitive damages. However, the court declined to certify a class on the issues of injury in fact, causation, reliance, compensatory damages, certain affirmative defenses and on plaintiffs' claim for medical monitoring. Defendants, including the Company, asked the District Court to certify its class certification decision for immediate appeal to the United States Court of Appeals for the Fifth Circuit. The Court granted that request and the Fifth Circuit has agreed to hear the appeal.

  In March 1994, an action was filed in an Alabama state court against three leading United States cigarette manufacturers, including PM Inc. Lacey, et al. v. Lorillard Tobacco Company, Inc., et al., Circuit Court of Fayette County, Alabama, Case No. CV-94-024. Plaintiff, claiming to represent all smokers who have smoked or are smoking cigarettes sold by defendants in the State of Alabama, seeks compensatory and punitive damages not to exceed $48,500 per each class member as well as injunctive relief arising from defendants' alleged failure to disclose additives used in their cigarettes. In April 1994, defendants removed the case to the United States District Court for the Northern District of Alabama and filed a motion to dismiss the complaint. Plaintiff subsequently filed a motion to remand to an Alabama state court. The motion to remand has not been ruled upon. A motion to stay the proceedings until the court rules upon the motion to remand was granted in June 1994.

  In May 1994, an action was filed in Mississippi state court against the leading United States cigarette manufacturers and others, including the Company, by the Attorney General of Mississippi seeking reimbursement of Medicaid and other expenditures by the State of Mississippi claimed to have been made to treat diseases allegedly caused by cigarette smoking. Moore
     v. The American Tobacco Company, et al., Chancery Court of Jackson County, Mississippi, Case No. 94-1429. Plaintiff also seeks punitive damages and an injunction barring defendants from selling or encouraging the sale of cigarettes to minors. In February 1995, the Court granted plaintiff's motion to strike certain of defendants' challenges to the sufficiency of the complaint and denied defendants' motion for judgement on the pleadings. The court subsequently denied defendants' motion for partial summary judgment, which asserted that the Attorney General lacked the authority to bring those claims seeking Medicaid reimbursement. In July 1995, plaintiffs filed a motion seeking to preclude defendants, including PM Inc., from asserting their "set off" defenses which seek reduction or elimination of damages based on benefits arising to the state through the sale of cigarettes. That motion is still pending.


                                   Continued

                                   __________



  In August 1994, an action was filed in Minnesota state court against the leading United States cigarette manufacturers and others by the Attorney General of Minnesota and Blue Cross and Blue Shield of Minnesota seeking reimbursement of Medicaid and other expenditures by plaintiffs claimed to have been made to treat diseases allegedly caused by cigarette smoking. Minnesota, et al. v. Philip Morris Incorporated, et al., Minnesota District Court, Second Judicial District, County of Ramsey, Case No. C1-94-8565. Plaintiffs' asserted causes of action include negligent performance of a voluntary undertaking, violation of Minnesota antitrust laws, violation of consumer protection statutes, restitution, and conspiracy. Plaintiffs also seek injunctive relief, as well as treble damages for the alleged antitrust violations. In August 1995, defendants requested that the Minnesota Supreme Court determine whether Blue Cross/Blue Shield of Minnesota has standing to bring a direct cause of action against defendants to recover alleged increased health care cost. In September 1995, the Supreme Court accepted review of this matter, and oral argument was heard on January 29, 1996.

  In September 1994, an action was filed in West Virginia state court against the leading United States cigarette manufacturers and others, including the Company, by the Attorney General of West Virginia seeking reimbursement of Medicaid and other expenditures by the State of West Virginia claimed to have been made to treat diseases allegedly caused by cigarette smoking. McGraw v. The American Tobacco Company, et al., Circuit Court of Kanawha County, West Virginia, Case 94-1707. Plaintiff asserts causes of action for restitution, public nuisance, negligent performance of a voluntary undertaking, fraud, conspiracy and concert of action, aiding and abetting, violation of consumer protection statutes, and violation of the West Virginia Antitrust Act. Plaintiff also seeks an injunction barring defendants from selling or encouraging the sale of cigarettes to minors.
     In December 1994, defendants filed a motion to dismiss, claiming that the Attorney General did not have standing to assert certain counts in the complaint, and separate motions to dismiss the antitrust and consumer fraud counts of the complaint. In addition, the non-manufacturing defendants, including the Company, have moved to dismiss based upon the absence of personal jurisdiction. In May 1995, the Court dismissed eight of ten counts of the complaint for lack of standing and in October 1995, the Court issued a final order entering judgment on behalf of defendants as to those eight counts. The Court did not rule on the antitrust and consumer fraud counts. In October 1995, the Court granted defendants' motion to prohibit prosecution of this case pursuant to a contingent fee agreement with private counsel ruling that the Attorney General lacked the authority to enter into such an agreement.



                                   Continued

                                   _________



  In November 1995, PM Inc., the other leading United States cigarette manufacturers and the Tobacco Institute filed a lawsuit in the District Court of Travis County, Texas against the Attorney General of the State of Texas, the Health and Human Services Commission of the State of Texas, the Department of Health of the State of Texas, and the Department of Human Services of the State of Texas. The suit seeks to obtain declaratory relief to enjoin the filing and prosecution of a lawsuit, which the Attorney General has threatened to bring against plaintiffs seeking to recover Medicaid costs related to medical conditions allegedly caused by cigarette smoking. The complaint asserts that the threatened lawsuit would violate the United States Constitution and federal law as well as the Texas Constitution and Texas statutory and common law. Philip Morris Incorporated, et al. v. Dan Morales, Attorney General of the State of Texas, et al., District Court of Travis County, Texas, No. 94-14807.

  In November 1995, PM Inc., along with four other tobacco manufacturers, commenced an action in the United States District Court of Massachusetts against the Attorney General of Massachusetts seeking declaratory and injunctive relief in connection with, inter alia, the constitutionality of two recently enacted Massachusetts statutory provisions (as construed by the Attorney General). The complaint alleges that the Attorney General of Massachusetts had threatened to bring a lawsuit seeking to recover Medicaid costs against plaintiffs purportedly pursuant to these statutory provisions. The complaint asserts claims based upon the United States Constitution and federal law, as well as certain Massachusetts state constitutional, statutory and common law claims. Philip Morris Incorporated, et al. v. Scott Harshbarger, United States District Court, District of Massachusetts, Case No. 95-12574-GAO. In December 1995, the Attorney General moved to dismiss the complaint.

  In December 1995, the Commonwealth of Massachusetts filed a complaint in the Superior Court, Middlesex County, Massachusetts against PM Inc. and nine other parties. The Commonwealth's complaint seeks certain declaratory and equitable relief, damages, and restitution, including recovery of "the smoking-related costs to the Commonwealth", such as increased expenditures for medical assistance provided under Massachusetts' Medicaid program...[and] medical assistance provided under the Common Health Program. The Commonwealth's complaint asserts five counts: undertaking of special duty, breach of warranty, conspiracy and concert of action, restitution, and unjust enrichment. By letters dated the date of the complaint, the Massachusetts Attorney General advised PM Inc. and certain other parties that the Attorney General intended to add claims under a Massachusetts "Consumer Protection" Act, demanded that $1,372,440,000 be paid, and asserted that if that sum were not paid (or if a reasonable written settlement offer were not made), "double or treble damages, together with interest, costs, and attorneys' fees" could be sought. On January 2, 1996, defendants removed the Commonwealth's action to the United States District Court for the District of Massachusetts. Commonwealth of Massachusetts v. Philip Morris Inc., et al., United States District Court, the District of Massachusetts, Case No. 96-10014-GAD.



                                   Continued

                                   __________



  On January 22, 1996, PM Inc., four other leading United States cigarette manufacturers, the Tobacco Institute and a local retailer, commenced an action in the Circuit Court of Talbot County, Maryland against the Governor and Attorney General of the State of Maryland and the Department of Health and Mental Hygiene of Maryland seeking certain declaratory relief. The action was commenced in response to the Governor and Attorney General's threatened lawsuit against the cigarette manufacturers seeking to recover Medicaid costs related to medical conditions allegedly caused by cigarette smoking. The complaint seeks a declaration that, under Maryland law, any contingent fee contract between the Attorney General and private attorneys to be appointed assistant counsel for the State and compensated in such a manner is an unauthorized exercise of the Attorney General's constitutional and statutory powers, and is illegal and void as against the laws and public policy of the State. Philip Morris Incorporated, et al. v. Parris
     N. Glendening, Governor of the State of Maryland, et al., Circuit Court for Talbot County, Maryland, Case No. CG 2829.

  In February 1995, Rothman's, Benson & Hedges, Inc. (in which the Company, through subsidiaries, owns a 40% interest) was served with a statement of claim commencing a purported class action in the Ontario Court of Justice, Toronto, Canada, against Imperial Tobacco Limited, RJR-MacDonald Inc., and Rothman's, Benson & Hedges. LeTourneau v. Rothman's et al., Ontario Court of Justice, Toronto, Canada. Court File No. 95-CU-82186. The lawsuit seeks damages in the amount of $1,000,000 and punitive and exemplary damages and an order requiring the funding of rehabilitation centers. Plaintiffs seek certification of a class of persons who have suffered loss as a result of their alleged nicotine addiction and their estates and persons with related Family Law Act claims. Defendants have requested a more particular statement of claim prior to delivering their statement of defense. In July 1995, the court granted Mr. LeTourneau's motion to withdraw as a class representative and two new class representatives have been substituted.

  In July 1995, a purported class action on behalf of all Brazilian smokers and former smokers was filed in State Court in Sao Paulo, Brazil, naming Philip Morris Marketing, S.A. ("PM Marketing") as a codefendant. The Smoker Health Defense Association, et al. v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., 19th Lower Civil Court of the Central Courts of the Judiciary District of Sao Paulo, Brazil. Plaintiffs allege that defendants failed to warn that smoking is "addictive" and engaged in misleading advertising. Plaintiffs have obtained an ex-parte order reversing the burden of proof and placing the burden on defendants. PM Marketing has appealed the order and has denied all material allegations in the complaint. In October 1995, PM Marketing requested that the action be dismissed based on plaintiffs' lack of standing and failure to follow proper filing procedures. In December 1995, the court denied PM Marketing's request for dismissal as well as its request to seek recusal of the judge assigned to this matter.



                                   Continued

                                   __________


                 OTHER TOBACCO RELATED CLASS ACTION LITIGATION
                 ---------------------------------------------

  In June 1995, a complaint was filed in the United States District Court for the District of Maryland naming PM Inc. as the sole defendant. Sacks, et al. v. Philip Morris Inc., United States District Court, District of Maryland, Case No. WMN-95-1840. The lawsuit seeks certification of a class consisting of "all persons and estates injured as a result of the defendant's alleged failure to manufacture a fire safe cigarette since 1987." Plaintiffs allege in their complaint that PM Inc. intentionally withheld and suppressed material information relating to technology to produce a cigarette less likely to cause fires and failed to design and sell its cigarettes using the alleged technology. Causes of action are asserted based on federal and state consumer protection statutes, strict liability, negligence and breach of implied warranties. Compensatory and punitive damages are sought. In September 1995, PM Inc. filed a motion to dismiss the complaint based on plaintiffs' failure to state a claim.

  In May 1995, PM Inc. announced a recall of certain of its products and in June and July four purported class actions relating to the recall were filed, one in New Jersey, one in Texas and two in Louisiana. Netherland, et al.
     v. Philip Morris USA, et al., United States District Court, Western District of Louisiana, Monroe Division, Case No. CV95-1249-M; Sansone, et al. v. Hoechst Celanese Corporation, et al., Superior Court of New Jersey, Hudson County, Case No. HUD-L-4342-95; Tijerina, et al. v. Philip Morris, Inc., et al., United States District Court, Northern District of Texas, Amarillo Division, Case No. 2-95-CV-120; and Walton, et al. v. Philip Morris, Inc., United States District Court, Middle District of Louisiana, Case No. 95-693. The actions alleged, among other things, that PM Inc. sold defective products that caused injury to plaintiffs. In the Louisiana cases, PM Inc. has removed the cases to federal court. In the Sansone action in New Jersey, PM Inc., in July 1995, filed an answer denying the material allegations of the complaint and filed a motion to dismiss portions of plaintiffs' complaint. In September 1995, a consent order was entered with the court dismissing all of plaintiffs' claims except strict liability. In December 1995, a consent order dismissing the remaining claim in the Sansone action was submitted to the court. In the Walton action in Louisiana, plaintiff voluntarily dismissed the case in November 1995.

  In September 1995, plaintiffs in the Tijerina action (referenced above), filed a second amended complaint to change the scope of the complaint to allege that PM Inc., has, for many years, knowingly manufactured filtered products that are defective because they contain "defective filters". The second amended complaint also names two additional plaintiffs. The second amended complaint also purports to be brought on behalf of a class of all persons who have used filtered products manufactured by PM Inc. and who have suffered adverse health effects. Tijerina, et al v. Philip Morris, Inc., et al., United States District Court, Northern District of Texas, Amarillo Division, Case No. 2-95-CV-120. Plaintiffs allege that the filters in these products contain hazardous chemicals, that cellulose acetate fibers break away from the filters and are inhaled and ingested by the consumer when the filtered products are used and that the tobacco in these products contains harmful pesticide residues. Plaintiffs further allege that they relied on PM Inc.'s false and fraudulent misrepresentations, made through advertising, regarding the safety of the use of the filters. Motions to dismiss certain of plaintiffs' claims and their putative expert witness designations are pending.

                                   Continued

                                   __________

                         OTHER CLASS ACTION LITIGATION
                         -----------------------------

  In April 1993, the Company and certain officers and directors were named as defendants in the first of a number of purported shareholder class actions which have been consolidated in the United States District Court for the Southern District of New York. San Leandro Emergency Medical Group Profit Sharing Plan, et al. v. Philip Morris Companies Inc., et al., United States District Court for the Southern District of New York, Case No. 93 Civ. 2131. These lawsuits allege that the Company violated federal securities laws by making false and misleading statements concerning the effects of discount cigarettes on PM Inc.'s premium tobacco business prior to April 2, 1993, the date upon which PM Inc. announced revisions in its marketing and pricing strategies for its premium and discount brands. In December 1994, defendants' motion to dismiss, heard by the Court in November 1993, was granted and the case was dismissed. Plaintiffs' appeal was argued before the United States Court of Appeals for the Second Circuit in September 1995. On January 25, 1996, the Second Circuit affirmed the District Court's dismissal of the complaint against the Company, but reinstated a claim of alleged insider trading against one of the individual defendants.

  In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in a complaint filed as a purported class action in the United States District Court in the Eastern District of New York.
     Lawrence, et al. v. Philip Morris Companies Inc., et al., United States District Court, Eastern District of New York, Case No. 94 Civ. 1494 (JG). Plaintiffs allege that defendants violated the federal securities laws by maintaining artificially high levels of profitability through an inventory management practice pursuant to which defendants allegedly shipped more inventory to customers than was necessary to satisfy market demand. In December 1994, a motion to dismiss by defendants was denied. Defendants have filed an answer denying the material allegations of the complaint. In August 1995, the Court granted plaintiffs' motion for class certification, certifying this action as a class action on behalf of all persons (other than persons associated with defendants) who purchased common stock of the Company during the period July 10, 1991 through April 1, 1993, inclusive, and who held such stock at the close of business on April 1, 1993. In December 1995, the Court denied the Company's motion to amend the court's class certification order to permit the Company to take an interlocutory appeal from that order to the United States Court of Appeals for the Second Circuit.

  In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in several purported class actions that have been consolidated in the United States District Court in the Southern District of New York. Kurzweil, et al. v. Philip Morris Companies Inc., et al., United States District Court for the Southern District of New York, Case Nos. 94 Civ. 2373 (MBM) and 94 Civ. 2546 (MBM) and State Board of Administration of Florida, et al. v. Philip Morris Companies Inc., et al., United States District Court for the Southern District of New York, Case No. 94 Civ. 6399 (MBM). In those cases, plaintiffs assert that defendants violated federal securities laws by, among other things, making allegedly false and misleading statements regarding the allegedly addictive qualities of cigarettes. In each case, plaintiffs claim to have been misled by defendants' knowing and intentional failure to disclose material information. In September 1995, the court granted defendants' motion to dismiss the two complaints in their entirety. The court granted plaintiff in the State Board action leave to replead one of its claims.

                                   Continued

                                   __________


  In March 1995, an antitrust action was filed in California state court against four leading United States cereal manufacturers, including the Post Division of Kraft Foods, Inc., by plaintiffs purporting to represent all California residents who purchased defendants' cereal products for consumption during the four years preceding the date upon which the complaint was filed. McIver, et al. v. General Mills, Inc., et al., Superior Court of the State of California, County of Santa Barbara, Case No. 206666. Plaintiffs seek treble damages and the return of profits resulting from defendants' alleged conspiracy to fix and raise prices of cereal products sold to California consumers. In April 1995, a second purported class action similar to the earlier action was filed in the same court. In August 1995, the two cases were consolidated. In September 1995, the court granted defendants' motions for summary judgment. In December 1995, plaintiffs filed an appeal of that decision with the California Court of Appeals.

  The Company and each of its subsidiaries named as a defendant believes, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to all litigation pending against it. All such cases are, and will continue to be, vigorously defended. It is not possible to predict the outcome of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry. These developments generally receive widespread media attention. The Company is not able to evaluate the effect of these developing matters on pending litigation and the possible commencement of additional litigation.

  Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of certain pending litigation. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position.



                                   Continued

                                   __________


Note 16.  Additional Information:
_________________________________
                                                 1995     1994     1993
                                                ------   ------   ------
                                                      (in millions)
   Years ended December 31:

      Depreciation expense                      $1,024   $1,027   $1,042
                                                ======   ======   ======
      Rent expense                              $  390   $  426   $  380
                                                ======   ======   ======
      Research and development expense          $  481   $  435   $  421
                                                ======   ======   ======
      Advertising expense                       $3,724   $3,358   $2,970
                                                ======   ======   ======
      Interest and other debt expense, net:
         Interest expense                       $1,259   $1,288   $1,478
         Interest income                           (80)     (55)     (87)
                                                ------   ------   ------
                                                $1,179   $1,233   $1,391
                                                ======   ======   ======
      Interest expense of financial services
         and real estate operations included
         in cost of sales                       $   84   $   78   $   87
                                                ======   ======   ======


Note 17.  Financial Services and Real Estate Operations:
________________________________________________________

  Philip Morris Capital Corporation ("PMCC") is a wholly-owned subsidiary of the Company. PMCC invests in leveraged and single-investor leases and other tax-oriented financing transactions and third party financial instruments and also engages in various financing activities for customers and suppliers of the Company's subsidiaries. Additionally, PMCC is engaged through its wholly-owned subsidiary, Mission Viejo Company, in land planning, development and sales activities in California and Colorado.

  Pursuant to a support agreement, the Company has agreed to retain ownership of 100% of the voting stock of PMCC and make periodic payments to PMCC to the extent necessary to ensure that earnings available for fixed charges equal at least 1.25 times its fixed charges. No payments were required in 1995, 1994 or 1993.



                                   Continued

                                   __________


  Condensed balance sheet data at December 31, follow:

                                                       1995    1994
                                                      ------  ------
                                                      (in millions)
      Assets
         Finance leases                               $6,858  $6,048
         Other investments                               471     542
                                                      ------  ------
                                                       7,329   6,590
         Less unearned income and allowances           2,336   2,067
                                                      ------  ------
         Finance assets, net                           4,993   4,523

         Real estate held for development and sale       339     401
         Goodwill, net of accumulated amortization        35      36
         Other assets                                    267     276
                                                      ------  ------
             Total assets                             $5,634  $5,236
                                                      ======  ======

      Liabilities and stockholder's equity
         Short-term borrowings                        $  671  $  604
         Long-term debt                                  783     890
         Deferred income taxes                         3,382   3,010
         Other liabilities                               121     151
         Stockholder's equity                            677     581
                                                      ------  ------
             Total liabilities
                and stockholder's equity              $5,634  $5,236
                                                      ======  ======

  The amounts shown above include receivables and payables with the Company and its other subsidiaries. These amounts were eliminated in the Company's consolidated balance sheets.

  Finance leases consist of a portfolio of investments in transportation, power generation, manufacturing facilities and real estate. Rentals receivable for leveraged leases represent unpaid rentals less principal and interest on third-party nonrecourse debt.

  Effective December 31, 1993, PMCC adopted the method of accounting prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, PMCC's investment securities, included in other investments, are classified as available for sale and are recorded at fair value, with unrealized gains and losses included as a component of stockholders' equity, net of related deferred tax effects.



                                   Continued

                                   __________

  Other investments also include real estate and commercial receivables, the total estimated fair values of which, at December 31, 1995 and 1994, approximated their carrying values. Fair values were estimated by discounting projected cash flows using the current rates for similar loans to borrowers with similar credit ratings and maturities.

   Condensed income statement data follow for the years ended December 31,

                                                1995   1994   1993
                                                -----  -----  -----
                                                   (in millions)
      Revenues:
         Financial services                     $ 197  $ 257  $ 276
         Real estate                              184    236    134
                                                -----  -----  -----
            Total revenues                        381    493    410

      Expenses:
         Financial services                       107    114    105
         Real estate                              129    190     90
                                                -----  -----  -----
            Total expenses                        236    304    195

      Equity in earnings of limited
         partnership investments                   15     17      8
                                                -----  -----  -----

      Earnings before income taxes
         and cumulative adjustment                160    206    223

      Cumulative pretax adjustment
         related to leveraged leases                             23
                                                -----  -----  -----
      Earnings before income taxes                160    206    246

      Provision for income taxes:

         Current year                              55     72     75
         Cumulative adjustment
            related to leveraged leases                          40
                                                -----  -----  -----
            Total provision for income taxes       55     72    115
                                                -----  -----  -----

      Net earnings                              $ 105  $ 134  $ 131
                                                =====  =====  =====

  During 1993, PMCC's portfolio of leveraged leases was recalculated using a 35% federal income tax rate, retroactive to January 1, 1993. A cumulative adjustment was recorded that increased 1993 earnings before income taxes, increased the provision for income taxes and decreased net earnings by $23 million, $40 million and $17 million, respectively.



                                   Continued

Note 18.  Financial Instruments:
________________________________

  Derivative financial instruments
  ________________________________

  The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company for purposes other than trading, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

  The Company has foreign currency and related interest rate swap agreements which were executed to reduce the Company's borrowing costs and serve as hedges of the Company's net assets in foreign subsidiaries, principally those denominated in Swiss francs. At December 31, 1995 and 1994, the notional principal amounts of these agreements were $2.0 billion and $1.6 billion, respectively. Aggregate maturities at December 31, 1995 were as follows (in millions): 1996-$489; 1997-$737; 1998-$185; 1999-$350 and 2000-
     $215. The notional amount is the amount used for the calculation of interest payments which are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity.

  Forward exchange contracts are used by the Company to reduce the effect of fluctuating foreign currencies on short-term foreign currency denominated intercompany and third party transactions. At December 31, 1995 and 1994, the Company had forward exchange contracts, with maturities of less than one year, of $1.2 billion and $1.6 billion, respectively.

  Credit exposure and credit risk
  _______________________________

  The Company is exposed to credit loss in the event of nonperformance by counterparties to the swap agreements. However, such exposure was not material at December 31, 1995, and the Company does not anticipate nonperformance. Further, the Company does not have a significant credit exposure to an individual counterparty.

  Fair value
  __________

  The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 1995 was $16.7 billion as compared to its carrying value of $15.8 billion. The aggregate fair value of the Company's total debt did not differ materially from its carrying value at December 31, 1994. The estimated fair value of financial services and real estate other investments, including commercial and real estate receivables, approximated their carrying values at December 31, 1995 and 1994.

  The carrying values of the foreign currency and related interest rate swap agreements and of the forward contracts, which did not differ materially from their fair values, were not material.

  See Notes 5, 6 and 17 for additional disclosures of fair value for short-term borrowings, long-term debt and financial instruments within the financial services and real estate operations, respectively.


                                   Continued

                                   __________


Note 19.  Quarterly Financial Data (Unaudited):
-----------------------------------------------

                                             1995 Quarters
                                 -------------------------------------


                                     1st       2nd      3rd      4th
                                   -------   -------  -------  -------
                                 (in millions, except per share data)

   Operating revenues              $16,517   $17,129   $16,689  $15,736
                                   =======   =======   =======  =======

   Gross profit                    $ 6,467   $ 6,816   $ 6,764  $ 6,407

   Earnings before cumulative
     effect of accounting
     changes                       $ 1,363   $ 1,410   $ 1,433  $ 1,272

   Cumulative effect of
     changes in method of
     accounting
     (See Notes 1 and 14)              (28)
                                   -------   -------   -------  -------

   Net earnings                    $ 1,335   $ 1,410   $ 1,433  $ 1,272
                                   =======   =======   =======  =======
   Per share data:

   Earnings before cumulative
     effect of accounting
     changes                       $  1.60   $  1.67   $  1.71  $  1.53

   Cumulative effect of
     changes in method of
     accounting                       (.03)
                                   -------   -------   -------  -------

   Net earnings                    $  1.57   $  1.67   $  1.71  $  1.53
                                   =======   =======   =======  =======

   Dividends declared              $  .825   $  .825   $  1.00  $  1.00
                                   =======   =======   =======  =======

   Market price - high             $68       $76-5/8   $84-1/8  $94-3/8
                - low              $55-3/4   $65-1/4   $71-3/8  $82-5/8

  During the year, the Company sold its bakery businesses and its North American margarine, specialty oils, marshmallows, caramels and Kraft Foodservice distribution businesses. In addition, several smaller international food businesses were sold. Pretax net gains from the sales of these businesses were $275 million, most of which were reflected in fourth quarter earnings. In the fourth quarter of 1995, the Company also recorded provisions in connection with these divestitures, primarily for an early retirement program and the write-down of assets of food facilities to be downsized or closed. The net impact of these divestitures and provisions was not material to fourth quarter operating income, pretax earnings or earnings per share.


                                   Continued

             NOTES to CONSOLIDATED FINANCIAL STATEMENTS, Concluded
                                   __________


                                         1994 Quarters
                               -------------------------------------
                                  1st       2nd       3rd      4th
                               --------   -------   -------  -------
                               (in millions, except per share data)

   Operating revenues          $15,500    $16,414   $16,710  $16,501
                               =======    =======   =======  =======

   Gross profit                $ 5,929    $ 6,480   $ 6,579  $ 6,437
                               =======    =======   =======  =======

   Net earnings                $ 1,171    $ 1,232   $ 1,230  $ 1,092
                               =======    =======   =======  =======
   Per share data:

      Net earnings             $  1.34    $  1.42   $  1.42  $  1.27
                               =======    =======   =======  =======
      Dividends declared       $   .69    $   .69   $  .825  $  .825
                               =======    =======   =======  =======
      Market price - high      $61        $55-3/8   $62-3/8  $64-1/2
                   - low       $49-5/8    $47-1/4   $51-3/4  $56-1/8
